Certain information identified with brackets (“[***]”) has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.	EXECUTION VERSION EXHIBIT 10.1

COMMERCIAL SUPPLY AGREEMENT

MIN-101 Tablets

THIS COMMERCIAL SUPPLY AGREEMENT (“Agreement”) is made as of this 2 day of September, 2019 (“Effective Date”)

BETWEEN

(1)	Minerva Neurosciences, Inc., an US company, with a place of business at 1601 Trapelo Road, Suite 286, Waltham, Massachusetts 02451 USA (“Client”); and
(2)	Catalent Germany Schorndorf GmbH, a German company., with a place of business at Steinbeisstrasse 1-2, 73614 Schorndorf, Germany (“Catalent”).

RECITALS

A.	Client is a company that develops, markets and sells pharmaceutical products.
B.	Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies.
C.

Client desires to engage Catalent to provide certain services to Client in connection with the processing of Client’s Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set out in this Agreement.

THEREFORE, the parties agree as follows:

1.	DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1“Acknowledgement” has the meaning set out in Clause 4.3.

1.2“Affiliate(s)” means, with respect to Client or any third party, any company, corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Inc. and any company, corporation, firm, partnership or other entity controlled by Catalent, Inc.  For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3“Agreement” has the meaning set out in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference).

1.4“API” means the compound MIN-101 (Roluperidone), as further described in the Specifications.

1.5“API Inventions” has the meaning set out in Clause 11.

EXECUTION VERSION

1.6“Applicable Laws” means, with respect to Client, all laws, statutes, statutory provisions or subordinate legislation, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, statutes, statutory provisions and subordinate legislation, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Processes Product, including cGMP.

1.7“Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

1.8“Catalent Defective Processing” has the meaning set out in Clause 5.2.

1.9“Catalent” has the meaning set out in the introductory paragraph.  Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent. Catalent may not subcontract its obligations under this Agreement without Client’s written consent.

1.10“Catalent Indemnitees” has the meaning set out in Clause 13.2.

1.11“Catalent IP” has the meaning set out in Clause 11.

1.12“cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively).  This includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.

1.13“Client” has the meaning set out in the introductory paragraph, or any successor or permitted assign.

1.14“Client Indemnitees” has the meaning set out in Clause 13.1.

1.15“Client IP” has the meaning set out in Clause 11.

1.16“Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment A, including API and reference standards.

1.17“Commencement Date” means the first date upon which a Regulatory Authority approves Catalent as a manufacturer of any Product.

1.18“Confidential Information” has the meaning set out in Clause 10.1.

1.19“Contract Year” means each consecutive 12 months period beginning on the Commencement Date or anniversary thereof, as applicable.

1.20“Defective Product” has the meaning set out in Clause 5.2.

1.21“Delayed Approval Fee” has the meaning set out in Clause 7.3.

1.22“Discloser” has the meaning set out in Clause 10.1.

1.23“Effective Date” has the meaning set out in the introductory paragraph.

EXECUTION VERSION

1.24“Exception Notice” has the meaning set out in Clause 5.2.

1.25“Facility” means Catalent’s facility located in Schorndorf, Germany or such other facility as agreed by the parties.

1.26“Firm Commitment” has the meaning set out in Clause 4.2.

1.27“Invention” has the meaning set out in Clause 11.

1.28“Losses” has the meaning set out in Clause 13.1.

1.29“Minimum Revenue Requirement” has the meaning set out in Clause 4.1.

1.30“Process” or “Processing” means the compounding, filling or pressing, producing and bulk packaging and secondary or retail packaging of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.

1.31“Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement.

1.32“Process Inventions” has the meaning set out in Clause 11.

1.33“Product” means the bulk pharmaceutical product containing the API, as more specifically described in the Specifications.

1.34“Purchase Order” has the meaning set out in Clause 4.3.

1.35“Quality Agreement” has the meaning set out in Clause 9.7.

1.36“Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, as provided in Attachment A, but excluding Client-supplied Materials.

1.37“Recall” has the meaning set out in Clause 9.6.

1.38“Recipient” has the meaning set out in Clause 10.1.

1.39“Regulatory Approval” means any approvals, permits, product and/or establishment licences, registrations or authorisations, including European marketing authorisations and  applications and U.S. Investigational New Drug applications, New Drug Applications and Abbreviated New Drug Applications, as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

1.40“Regulatory Authority” means the regulatory bodies or agencies in the Territory that are responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.  This includes the European Medicines Agency; and in the United States, this includes the United States Food and Drug Administration.

EXECUTION VERSION

1.41“Representatives” of an entity means such entity’s duly-authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.42“Review Period” has the meaning set out in Clause 5.2.

1.43“Rolling Forecast” has the meaning set out in Clause 4.2.

1.44“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set out in Attachment A, as modified from time to time in accordance with Clause 8.

1.45“Term” has the meaning set out in Clause 16.1.

1.46“Territory” means the European Union, United Kingdom, and the United States of America, and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement; except shall not include countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

1.47“Unit Pricing” has the meaning set out in Clause 7.1(B).

1.48“Vendor” has the meaning set out in Clause 3.2(B).

2.	VALIDATION, PROCESSING & RELATED SERVICES

2.1Validation Services and Tech Transfer Services.  Catalent shall perform the Product qualification, validation and stability services and the tech transfer services as outlined in a separately agreed quotation.

2.2Supply and Purchase of Product.  Catalent shall Process Product in accordance with the Specifications, Applicable Laws and this Agreement.

2.3Other Related Services.  Catalent shall provide any other Product-related services as the parties may agree in writing.  The terms and conditions of this Agreement shall govern such services.

3.	MATERIALS

3.1Client-supplied Materials.

A.Client shall supply to Catalent for Processing, at Client’s cost, all Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product.  Client shall deliver such items and associated certificates of analysis to the Facility no later than 60 days (but not earlier than 90 days) before the Processing Date.  Client shall be responsible at its cost for securing necessary export or import, or similar clearances, permits or certifications required in respect of such supply. Catalent shall use such items solely for Processing.  Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any regulatory certifications or authorizations that may be required under Applicable Laws relating to the API and Product, and shall promptly provide any updates thereto.

EXECUTION VERSION

B.Following receipt of Client-supplied Materials, Catalent shall inspect such items to verify their identity.  Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test such items to confirm that they meet the associated specifications or certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with Specifications, Catalent shall give Client prompt notice of such nonconformity.  Catalent shall not be liable for any defects in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations.  Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost.

C.Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof.

3.2Raw Materials.

A.Catalent shall be responsible for procuring Raw Materials as necessary to meet the Firm Commitment.  Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment.  In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in good faith an appropriate amendment to this Agreement, including Clause 4.2.

B.Catalent shall exercise control over its supply chain and shall audit its own suppliers according to Catalent’s supplier qualification processes.  In certain instances, Client may require a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material.  In such an event, (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of this Agreement.  If the cost of the Raw Material from any such Vendor is greater than Catalent’s costs for the same raw material of equal quality from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing.  Client will be responsible for all costs associated with qualification of any such Vendor who has not been previously qualified by Catalent.

C.In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) termination or expiry of this Agreement, Client shall bear the cost of any unused Raw Materials (including packaging), so long as Catalent purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.

3.3Artwork and Labeling.  Client shall provide or approve, prior to the commencement of Processing, all artwork, advertising and labeling information necessary for Processing, if any.  Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof.  Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder.

EXECUTION VERSION

4.	MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1Minimum Revenue Requirement.  First starting with the Commencement Date, during each Contract Year, Client shall commit to an annual Minimum Revenue Requirement of one million five hundred thousand Euro (€1.500.000) .

4.2Forecast.  On or before [***] of each calendar month, beginning at least [***] prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [***] rolling forecast of the quantities of Product that Client intends to order from Catalent during such period (“Rolling Forecast”); provided, that as of the second Contract Year the quantities forecasted to  be purchased in any rolling [***] period shall not be less than [***] of the minimum threshold to be purchased according to the Minimum Revenue Requirement for the relevant Contract Year.   The first [***] of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [***] of the Rolling Forecast shall be non-binding, good faith estimates.

4.3Consequences of Minimum Revenue Requirements and Firm Commitment. If Client does not purchase the quantities of Product equivalent to the Minimum Revenue Requirement during any Contract Year, then within 30 days after the end of such Contract Year, Client shall pay Catalent the difference between (A) the total amount Client would have paid to Catalent if the Minimum Revenue Requirement had been fulfilled for the Product and (B) the sum of all purchases of Product from Catalent during such Contract Year.  Additionally, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall pay to Catalent in accordance with Clause 7 the Unit Pricing for all Units that would have been Processed if Client has placed Purchase Orders sufficient to satisfy the Firm Commitment.

4.4Purchase Orders.

A.From time to time as provided in this Clause 4.3(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (“Purchase Order”); provided, that no Purchase Order may be for less than one (1) Batch.  Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment.  Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least [***] in advance of the delivery date requested in the Purchase Order.

B.Promptly following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (“Acknowledgement”) that it accepts or rejects such Purchase Order.  Each acceptance Acknowledgement shall either confirm the delivery date set out in the Purchase Order or provide a reasonable alternative delivery date, and shall include the Processing Date.  Catalent may reject any Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.

C.Notwithstanding Clause 4.3(B), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product which are up to [***] in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity.

EXECUTION VERSION

D.In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

E.In the event of any Inability to Supply, Supplier will immediately notify Minerva as to the cause and anticipated extent of the delay.

F.

4.5Catalent’s Cancellation of Purchase Orders. Notwithstanding Clause 4.5, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice  to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to timely supply conforming Client-supplied Materials in accordance with Clause 3.1.  Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligation in respect of the Minimum Revenue Requirement.

4.6Client’s Modification or Cancellation of Purchase Orders.

A.Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least 60 days in advance of the earliest Processing Date covered by such change order.  Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.

B.Neither changes to nor postponement of any Batch of Product by Client, nor the payment of the fees described in this Clause 4.5, will reduce or in any way effect Client’s Minimum Revenue Requirement obligations set out in Clause 4.1.

4.7Unplanned Delay or Elimination of Processing.  In case of an unplanned delay in Processing, Catalent shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement.  Catalent shall provide Client with as much advance notice as practicable if Catalent determines that any Processing will be delayed or eliminated for any reason.

5.	TESTING; SAMPLES; RELEASE

5.1Batch Records and Data; Release.  Unless otherwise agreed to by the parties during their ordinary course of dealings, after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records promptly following resolution of the out-of Specification result.  After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with a certificate of analysis for such Batch.  Issuance of a certificate of analysis constitutes release of the Batch by Catalent to Client.  Client shall be responsible for final release of Product (including testing), at its cost to the market.

5.2Testing; Rejection.  Following Client’s receipt of a shipment of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met.  Unless within 20 days after Client’s receipt of a Batch or, in the case of a latent defect within the meaning of section 377 German Commercial Code (HGB) that was not detectable through customary testing within such 20-day period, without any undue delay after discovery of such latent defect (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch is not in compliance with Clause 12.1 (“Defective Product”), and provides a sample of the alleged Defective Product, the Batch shall be deemed accepted by Client

EXECUTION VERSION

and Client shall have no right to reject such Batch.  Upon timely receipt of an Exception Notice from Client, Catalent shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity.  If Catalent agrees that Product is Defective Product and determines that the cause of nonconformity is attributable to Catalent’s negligence or willful misconduct (“Catalent Defective Processing”), then Clause 5.4 shall apply.  For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall be deemed not Catalent Defective Processing.

5.3Discrepant Results.  If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this is not resolved within 30 days of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials.  The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.

5.4Defective Processing.  Catalent shall, at its option, either (A) re-Process at its cost another Batch of Product (as a replacement for any Batch of Defective Product attributable to Catalent Defective Processing) using Client-supplied Materials provided at Client's cost or (B) credit any payments made by Client for such Batch.  This shall be Client’s sole and exclusive remedy under this Agreement for Defective Product.

6.	DELIVERY

6.1Delivery.  Catalent shall deliver Product Ex Works (Incoterms 2010) the Facility promptly following Catalent’s release of Product.  Catalent shall segregate and store all Product until tender of delivery.  Title to Product shall transfer to Client upon Catalent’s tender of delivery.  Client shall qualify at least 3 carriers to ship Product and then designate the priority of such qualified carriers to Catalent.  All Product shall be bulk-packaged and shall be accompanied by the appropriate documentation as defined in the applicable Quality Agreement.

6.2Storage Fees.  If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and Client shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs. Catalent shall store and handle all Products in accordance with the applicable Product Specifications and under appropriate conditions of temperature, humidity, light and cleanliness as outlined in the Quality Agreement to avoid any material adverse effect on the identity, strength, quality and purity of such Products.  In addition to the foregoing, Catalent shall store and handle all Products so as to prevent the commingling of same with Catalent’s own inventories and supplies, or those held by Catalent for third parties.

6.3Bill and Hold. From time to time, at the Client’s request, the agreed delivery date of the Purchase Order may be extended under a bill and hold arrangement as more fully set forth below.  For each such Batch of stored Product, Client agrees that: (A) Client has made a fixed commitment to purchase the Product, (B) risk of loss for such Product passes to Client upon placement into storage, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) the Client shall identify a fixed delivery date for the Product and (E) Client  agree to be invoiced and to pay such invoice in accordance with the Payment terms set forth in this Agreement.  Upon making a request for a bill and hold arrangement, Client shall provide Catalent with a letter confirming items (A) through (E) of this Section for each Batch of stored Product.

EXECUTION VERSION

7.	PAYMENTS

7.1Fees.  In consideration for Catalent performing services hereunder:

A.Client shall pay to Catalent the fees for validation and tech transfer services as set out in the separately agreed quotation.

B.Client shall pay Catalent the unit pricing for Product set out on Attachment B (“Unit Pricing”).  Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product as provided in Clause 6.1.

C.Other Fees.  Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Clauses 2.4, 4.1, 6.2 and 16.4.  Client shall pay Catalent for serialization maintenance fees and capacity reservation fees as outlined in Attachment B. Catalent shall submit an invoice to Client for such fees as and when appropriate.

7.2Unit Pricing Increase. The Unit Pricing shall be adjusted on an annual basis, effective on each January 1st of every calendar year, upon 60 days’ prior written notice from Catalent to Client provided, however, than no such adjustment shall result in an increase of Unit Pricing exceeding [***] in any one calendar year or [***] in the aggregate during the Term. In addition, price increases for raw materials, labor, utilities and components shall be passed through to Client upon reasonable documentation.

7.3Product Approval.  If any Regulatory Approval necessary for Catalent to commence Processing at the Facility has not been obtained by Client within 12 months following the Effective Date, then Client shall pay to Catalent a fee as provided in Attachment B (“Delayed Approval Fee”) until such Regulatory Approval has been obtained and Catalent is able to commence Processing.

7.4 Payment Terms.  Payment of all Catalent invoices shall be due [***] days after the date of invoice.  Client shall make payment in Euro, and otherwise as directed in the applicable invoice.  If any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available, charge interest on the outstanding sum from the due date (both before and after any judgment) at [***] per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws). .

7.5Advance Payment.  Notwithstanding any other provision of this Agreement, if at any time Catalent determines that Client’s credit is impaired, Catalent may require payment in advance before performing any further services or making any further shipment of Product.  If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make any payment when due, Catalent shall have the right, at its option, to suspend any further performance hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.

EXECUTION VERSION

7.6Taxes.

A.All taxes, duties and other levies assessed (excluding tax based on net income) on or in connection with Client-supplied Materials, services or Product in connection with provision or sale to Catalent or Client, shall be reimbursed by Client to Catalent (and shall be included in invoices) and all charges are exclusive of any applicable taxes, duties and levies which shall be added to invoices directed at Client.  If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding, with the same amount as it would have been entitled to receive in the absence of such deduction or withholding.

B.If any amount paid by one party pursuant to an indemnity provision in this Agreement is or will be chargeable to tax, such payer shall pay an increased amount as will, after payment of the tax, leave the other party with the same amount that would otherwise have been payable under the provision if tax had not been so chargeable.

7.7Client and Third Party Expenses.  Except as may be expressly covered by Product Maintenance Service fees, Client shall be responsible for 100% of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.

7.8Development Batches.  Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated.  Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent in the Processing of the out-of-Specification Batch.  Catalent and Client shall cooperate in good faith to resolve any problems causing the out-of-Specification Batch.

8.	CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties.  Any change to the Process shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing).  Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner.  As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require.  Client shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.

EXECUTION VERSION

9.	RECORDS; REGULATORY MATTERS

9.1Record Keeping.  Catalent shall maintain materially complete and accurate Batch, laboratory data, reports and other technical records relating to Processing in accordance with Catalent standard operating procedures.  Such information shall be maintained for a period of at least 2 years from the relevant finished Product expiry date or longer if required under Applicable Laws or the Quality Agreement.

9.2Regulatory Compliance.  Catalent shall obtain and maintain all permits and licences with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product. Client shall obtain and maintain all other Regulatory Approvals, authorizations and certificates, including those with respect to API and Product and those that are necessary for Catalent to commence Processing. Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both Parties. Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals required to distribute, market and sell Product in the Territory. If Client is unable to provide such information, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement.  During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and expense. The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing under this Agreement.

9.3Governmental Inspections and Requests.  Catalent shall promptly advise Client if an authorised agent of any Regulatory Authority notifies Catalent that it intends to or does visit the Facility for the purpose of reviewing the Processing.  Upon request, Catalent shall provide Client with a copy of any report issued by such Regulatory Authority received by Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent and Catalent’s other customers.  Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities.  Client shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities in connection with Product.

9.4Client Facility Audits.  During the Term, Client’s Representatives shall be granted access upon at least 10 business days’ prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.2, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records.  Client may not conduct an audit under this Section more than once during any 12-month period; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or its Processing.  Client’s Quality Assurance Manager will arrange Client audits with Catalent Quality Management.  Audits shall be designed to minimize disruption of operations at the Facility.  Client’s Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.  Such Representatives shall comply with the Facility’s rules and regulations.  Client shall indemnify and hold harmless Catalent for any action or activity of such Representatives while on Catalent’s premises.

EXECUTION VERSION

9.5Recall.  If Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, Catalent shall promptly notify Client. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws.  If Client believes a Recall may be necessary with respect to any Product supplied under this Agreement, Client shall promptly notify Catalent and Catalent shall provide all necessary cooperation and assistance to Client.  Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Catalent.  The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case reduced to the extent such expenses are caused solely by Catalent’s breach of its obligations under this Agreement, violation of Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by Catalent.  For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and replacement of the Product subject to Recall in accordance with Clause 5.

9.6Quality Agreement.  Within 6 months after the Effective Date, and in any event prior to the first Processing of Product hereunder, the parties shall negotiate in good faith and enter into a quality or technical agreement on Catalent’s standard template (the “Quality Agreement”).  The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set out therein.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern.   In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

9.7Regulatory Authority Fees.  Catalent reserves the right to assess Client for any Regulatory Authority fees that may be established by any regulatory authority, which fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s product or Client-supplied materials. Without limiting the foregoing, Client shall reimburse Catalent for any Regulatory Authority fees Catalent may be required to pay pursuant to the Generic Drug User Fee Amendments of 2017, (“GDUFA Fees”), where such fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s product or Client-supplied materials.  A Catalent facility incurs GDUFA Fees when that Catalent facility is referenced in an approved ANDA.  GDUFA Fees are assessed by the FDA on October 1st of each year and shall be paid by Client annually, where applicable.  On or after October 1st of each year, Catalent will invoice Client for Client’s pro-rata share of the annual GDUFA Fee Catalent incurs for each Catalent manufacturing or packaging facility identified in Client’s approved ANDA(s). This includes, but is not limited to, any Catalent facility which manufactured or packaged Client’s registration batches.  Catalent will invoice Client for reimbursement of all other payments or fees at the time they are incurred by Catalent.  Client shall pay all such invoices within 30 days from the date of such invoice.

EXECUTION VERSION

10.	CONFIDENTIALITY AND NON-USE

10.1Definition.  As used in this Agreement, the term “Confidential Information” includes all information furnished by or on behalf of Catalent or Client (the “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (the “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility.  Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives.  Confidential Information also includes the existence of this Agreement and its terms.

10.2Exclusions.  Notwithstanding Clause 10.1, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the Recipient at the time of disclosure as evidenced by the Recipient’s written records, (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the Recipient without reference to the Confidential Information of the Discloser as evidenced by the Recipient’s written records.

10.3Mutual Obligation.  The Recipient agrees that it will not use the Discloser’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the Discloser to any third party, except that the Recipient may disclose the Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Clause and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Clause.  Each party shall be responsible for any breach of this Clause by its Affiliates or any of its or their respective Representatives.

10.4Permitted Disclosure.  The Recipient may disclose the Discloser’s Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, the Recipient shall give the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.  Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.

10.5No Implied Licence.  Except as expressly set out in Clause 10.1, the Recipient will obtain no right of any kind or licence under any Confidential Information of the Discloser, including any patent application or patent, by reason of this Agreement.  All Confidential Information will remain the sole property of the Discloser, subject to Clause 11.

10.6Return of Confidential Information.  Upon expiry or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within 30 days either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.

EXECUTION VERSION

10.7Survival.  The obligations of this Clause will terminate 5 years from the expiry or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Clause will continue for so long as such information remains a trade secret under applicable law.

11.	INTELLECTUAL PROPERTY

For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licenced to Client as of the date hereof or developed by Client other than in connection with this Agreement; “Catalent IP” means all intellectual property and embodiments thereof owned by or licenced to Catalent as of the date hereof or developed by Catalent other than in connection with this Agreement; “Invention” means any intellectual property developed by either party or jointly by the parties in connection with this Agreement; “API Inventions” means any Invention that relates exclusively to the Client IP or Client’s patented API; and “Process Inventions” means any Invention, other than an API Invention, that relates exclusively to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally.  All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have during the Term a non-exclusive, royalty-free licence to such items solely to the extent necessary to perform its obligations under this Agreement.  All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement.  The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

12.	REPRESENTATIONS AND WARRANTIES

12.1Catalent.  Catalent represents, warrants and undertakes to Client that at the time of delivery by Catalent as provided in Clause 6.1, Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials (including artwork, advertising and labeling).

12.2Client.  Client represents, warrants and undertakes to Catalent that:

A.all Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.the content of all artwork provided to Catalent shall comply with all Applicable Laws;

C.all Product delivered to Client by Catalent will be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with all laws, rules, regulations and guidelines applicable to Client’s performance under this Agreement;

D.Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Product;

EXECUTION VERSION

E.Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property related to Product or Client-supplied Materials (including artwork), and the Processing of the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments; there are no patents owned by others related to the Client IP utilised with the Product that would be infringed or misused by Client’s performance of the Agreement; and, to its knowledge, no trade secrets or other proprietary rights of others related to the Client IP utilised with the Product that would be infringed or misused by Client’s performance of this Agreement; and

F.the work to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.3Mutual representation. Furthermore, Catalent and Client both represent, warrant and undertake that no transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

12.4Limitations.  Save as expressly set out in this Agreement, neither party gives any representation or warranty in respect of the subject matter of this Agreement, and all representations and warranties that may be implied (by statute or otherwise) are hereby excluded to the maximum extent permitted by law.

13.	INDEMNIFICATION

13.1Indemnification by Catalent.  Catalent shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any claim or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set out in this Agreement or (B) any negligence or willful misconduct by Catalent; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2Indemnification by Client.  Client shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers and employees (“Catalent Indemnitees”) from and against any and all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set out in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilising Product or API, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client, including Client-supplied Materials, or (F) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.

EXECUTION VERSION

13.3Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

14.	LIMITATIONS OF LIABILITY

14.1Client-supplied Materials.  Catalent shall have no liability under this Agreement for any and all claims for lost, damaged or destroyed Client-supplied Materials, whether or not such Client-supplied Materials are incorporated into Product.

14.2Total Liability.  Catalent’s total liability under this Agreement shall in no event exceed the total charges paid by Client to Catalent under this Agreement in the previous twelve (12) months period from the Batch or services giving rise to the claim.

14.3Nothing in this Agreement shall, to the extent applicable, limit the liability of Catalent for:

A.its indemnification obligations for death or personal injury arising from Catalent’s negligence;

B.death or personal injury arising from Catalent’s or any of its Affiliate’s negligence;

C.direct or conditional intent, gross negligence or the fraud of Catalent; or

D.any matter for which it would be illegal for Catalent or any of its Affiliates to exclude or to attempt to exclude liability.

14.4Indirect Damages.  Unless it has caused such damages or losses of the other party intentionally, neither party shall be liable to the other party for indirect, incidental, special, punitive or consequential loss or damages, or for loss of revenues, profits or data, arising out of performance under this Agreement, whether in contract or in tort or otherwise, even if such party has been advised of the possibility of such damages.

EXECUTION VERSION

15.	INSURANCE

Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following in US dollars or foreign currency equivalent:  (A) Commercial General Liability Insurance with a per-occurrence limit of not less than US $1,000,000; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than US $10,000,000; and (C) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than $1,000,000 per accident.  Client shall maintain All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, a Catalent facility as required under this Agreement.  Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP or foreign currency equivalent net worth is greater than US $100 million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than US $75 million.  Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.  If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least 3 years thereafter.  Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party, and such waivers will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

16.	TERM AND TERMINATION

16.1Term.  This Agreement shall commence on the Effective Date and shall continue until the end of the fifth Contract Year, unless earlier terminated in accordance with Clause 16.3 (as may be extended in accordance with this Clause, the “Term”).

16.2Renewal. The Term shall automatically be extended for successive 1-year periods unless and until one party gives the other party at least 12 months’ prior written notice of its desire to terminate as of the end of the then-current Term.

16.3Termination.  This Agreement may be terminated immediately without further action:

A.by either party if steps are taken by or against the other party for the appointment of a liquidator, an administrator, a receiver, administrative receiver, manager, interim receiver, trustee, trustee in bankruptcy, nominee or supervisor or the other party proposes or enters into an agreement or arrangement with its creditors generally or makes an assignment for the benefit of its creditors generally, or otherwise suffers or permits the taking of any steps for adjudicating it to be bankrupt or insolvent and any such process, if reasonably shown to be warranted, frivolous or vexatious, is not withdrawn, dismissed or discharges within 20 days, or any equivalent or similar action to the above in consequence of the insolvency of that party is taken in any jurisdiction and is not withdrawn, dismissed or discharged in the circumstances described above; or

B.by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within 10 days of receipt of notice of non-payment from Catalent.

EXECUTION VERSION

C.by either party if any Regulatory Approval necessary for Catalent to commence Processing at the Facility has not been obtained by Client within 12 months following the Effective Date and Catalent is unable to commence Processing.

D.by either party upon 12 months’ prior written notice to the other party if Regulatory Approval has been withdrawn, or Client has ceased commercialization of the Product.

16.4Effect of Termination.  Expiry or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiry or termination.  In the event of a termination of this Agreement:

A.Catalent shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding invoices have been paid in full;

B.Client shall pay Catalent all invoiced amounts outstanding, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Clause 16.3(A) or (B), or by Catalent pursuant to Clause 16.3(C), all Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); and

C.in the event that this Agreement is terminated for any reason other than by Client pursuant to Clause 16.3(A) or (B), or by Catalent pursuant to Clause 16.3(C), Client shall pay Catalent for all costs and expenses incurred, and all noncancellable commitments made, in connection with Catalent’s performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.

16.5Survival.  The rights and obligations of the parties shall continue under Clauses 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Clauses 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Clauses 7.4 (Payment Terms), 7.6 (Taxes), 7.7 (Client and Third Party Expenses), 9.2 (Recordkeeping), 9.6 (Recall), 12.3 (Limitations on Warranties), 16.4 (Effect of Termination) and 16.5 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiry or termination of this Agreement.

17.	NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given:    (A) when delivered personally or by hand; (B) when delivered by facsimile transmission (receipt verified); or (C) when received or refused, if sent by registered or certified or recorded post (return receipt requested), postage prepaid; in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	Minerva Neurosciences, Inc.
1601 Trapelo Road, Suite 286
Waltham, Massachusetts 02451 USA
Attn: President

EXECUTION VERSION

With a copy to:	Minerva Neurosciences, Inc.
1601 Trapelo Road, Suite 286
Waltham, Massachusetts 02451 USA
Attn: General Counsel

To Catalent:	Catalent Germany Schorndorf GmbH
Steinbeisstrasse 1 -2
71643 Schorndorf
Germany
Attn: General Manager
Facsimile: +49 7181 7000 100

With a copy to:	Catalent Pharma Solutions
14 Schoolhouse Road
Somerset, NJ 08873
USA
Attn: General Counsel (Legal Department)
GenCouns@catalent.com

18.	MISCELLANEOUS

18.1Entire Agreement; Amendments.  This Agreement, together with the Quality Agreement and each Purchase Order, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement.  No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2Captions; Certain Conventions.  The headings used in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word  “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement.  This Agreement shall be construed as if it were drafted jointly by the parties.

18.3Further Assurances.  The parties agree to execute such further instruments and to undertake such other acts as may be reasonably necessary or appropriate to give full effect to the terms of this Agreement.

EXECUTION VERSION

18.4No Waiver.  In no event shall any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

18.5Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6Independent Contractors.  The relationship of the parties is that of independent contractors, and nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venture, co-partners, employer/employee or principal/agent.

18.7Successors and Assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.

18.8Third Party Rights.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns, and a person or entity who is not a party to this Agreement has no rights to enforce any term of this Agreement.

18.9Governing Law.  This Agreement shall be governed by and construed under the laws of New York, USA, provided that any conflicts of laws provisions or principles to the contrary shall be inapplicable.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10Alternative Dispute Resolution.  Any dispute that arises between the parties in connection with this Agreement shall first be presented to the senior executives of the parties for consideration and resolution.  If such executives cannot reach a resolution of the dispute within a reasonable time, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers by one (1) or three (3) arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

18.11Prevailing Party.  In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

18.12Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

EXECUTION VERSION

18.13Right to Dispose and Settle.  If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

18.14Force Majeure.  Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be capable of termination by reason of, any delay in such party’s performance, or breach of its obligations, hereunder if such delay or breach is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers.  If the events shall continue unabated for 180 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such events.

18.15Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their respective duly authorised representatives to execute this Agreement effective as of the Effective Date.

Catalent Germany Schorndorf GmbH		Minerva Neuroscienes, Inc.

By:	/Hanns-Cord Walter/	By:	/Remy Luthringer/

Name:	Dr. Hanns-Cord Walter	Name:	Dr. Remy Luthringer

Title:	Managing Director	Title:	Chief Executive Officer

By:	/Roel de Nobel/

Name:	Roel de Nobel

Title:	Global VP Ops CSS

ATTACHMENT A

SPECIFICATIONS

I.  Client-Supplied Materials (and associated specifications)

II.Raw Materials (and associated specifications)

III.Product Specifications (including Batch size)

To be agreed by the parties and attached separately before Commencement Date.

EXECUTION VERSION

ATTACHMENT B

UNIT PRICING AND FEES

Section 1.	Executive summary and scope of work

Catalent Germany Schorndorf GmbH (“Catalent”) is delighted to quote for the commercial manufacturing and packaging of MIN-101 for Minerva (“Minerva” or “Customer”) using MIN-101 (“MIN-101” or API).

This quote is based on the forecast as detailed in Section 3.1.

Section 2.	Project overview

The following is an overview of the various steps in this project.

Section reference	Activity
Section 3	Commercial price estimate
Section 4	Pharmaceutical details
Section 5	Packaging details
Section 6	Analytical service
Section 7	Serialization and aggregation
Section 8	Project price proposal

Section 3.	Commercial Price estimate

[***]

Section 4.	Pharmaceutical details

[***]

Section 5.	Packaging technical details

[***]

Section 6.	Analytical support

[***]

Section 7.	Serialization and Aggregation

[***]

Section 8.	Project price proposal

[***]

EXECUTION VERSION

Section 9.	General other costs

[***]

Section 10.	Quote subject to

•	Customer will sign the quote and provide a PO to cover the project. The project will start once the written purchase order, with billing address and delivery address has been received by Catalent.
•

The Customer will supply Catalent with up to date information on the API for an OEB assessment.  Catalent will perform an internal OEB assessment once all information has been provided.  All products with an OEB 3 or 4 classification, will be sent for an external assessment if such an assessment has not been provided by the Customer.  The same will apply for the ignition energy of the API.

•

API’s with an OEB assessment of up to OEB 3 can be handled on the small scale development equipment in the R&D area.  For scale-up to pilot scale and commercial batch sizes, the use of equipment and processes in our commercial manufacturing and packaging area is required.  In this area some process restrictions for the handling of products containing OEB3 substances are in place. Every product with an OEB 3 assessment will have to be evaluated on a case to case basis to determine whether it is possible to handle these in the commercial area, as well as the necessary safety measure required.  Additional safety measures may include additional costs and or investments.

•

Customer will provide specification for all API’s, excipients and packaging materials that will be used.  In cases where these are not supplied by Customer, Catalent materials, as agreed with the customer, will be used.

•	Supplied by Customer, free of charge:
▪	Analytical methods
▪

Customer will provide released API in sufficient quantity with a CoA, and Catalent will only do ID testing on receipt.  If the analytical methods for the goods-in analytical testing of the API have to be validated, then additional costs will incur.

▪

All other excipients and or components will be purchased by Catalent.  It is assumed that Catalent already qualified raw materials can be used.  If raw materials with special specifications have to be used then the manufacturing prices have to be adjusted and additional costs for goods-in analytical testing and possible analytical method validation may incur.

▪	Print artwork
•	If according to the MSDS there will be additional Safety Equipment needed and as such additional costs arose. These costs will be invoiced according to expenditure. (See section “Other costs”)
•

Reference compounds and other cost-intensive chemicals, consumables chromatographic columns need to be provided by Customer, if not, the costs can be charged separately. In this case where Customer supplies these materials, the supplier names as well as article numbers have to be stated.  Possible required analytical validations and/or other change control tests are charged separately.  If unforeseeable problems occur, Catalent reserves the right to charge for these extra, errors and omissions excluded.

EXECUTION VERSION

•

In order to produce GMP batches, at least one technical batch per strength is required to confirm the manufacturing process parameters.  If more technical batches are required, these will be done in agreement with Customer.  In the case where Customer decides not to have at least one technical batch manufactured, any costs that may arise out of deviations and Out of Spec (“OOS”) product and OOS investigations, will be for the account of Customer.

•

Each batch of Product manufactured under this Quotation will be considered a “Development Batch” unless and until the manufacturing process has been validated, and is not for commercial sale or distribution.  Client shall be responsible for the cost of each Development Batch, even if such batch fails to meet the specifications, unless Catalent was grossly negligent in the manufacture of the out-of-specification batch.  Catalent and Client shall cooperate in good faith to resolve any problems causing the out-of-specification batch. All shipment terms are Ex Works Catalent.

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Customer shall pay for all product batches including batches that do not conform to applicable specifications, unless all methods and processes associated with the manufacture, testing, and storage of that product have been fully validated in accordance with generally accepted standards of the pharmaceutical industry.

•	This quote is subject to:
▪	Exact material specification
▪	Agreement regarding the aim of the quote needs to be reached.
▪	Confirmation of the manufacturing and or packaging details
▪	The supply of a product sample (where available)
▪	Analytical methods and specifications
▪	Significant changes in project scope or design will be re-quoted.
▪	Final results and process parameters from the development and validation activities by R&D.
▪	Agree and signing of the relevant LOI’s and Supply Agreement
▪	Agreement on all quality and regulatory details with the responsible Qualified Person and product specialist.
▪	Catalent retains the right to renegotiate prices after the validation or technical trials, if significantly different parameters than estimated occurred.
▪	Final packaging requirements (such as pallet load, pallet height, etc.)
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Catalent may revise the prices provided in this quotation if reasonably unforeseeable circumstances affect the work required to complete the Project.  Catalent will notify Customer immediately if the costs to complete the project exceed the prices stated in this quotation.  Catalent will not commence work involving charges in excess of those stated in this quotation without Customer approval unless such advance notice was not possible due to the circumstances. In addition the quoted costs are subject to annual review to account for changes in inflation, increased overhead charges, changes in scope etc. Any additional work will be performed based on written agreement from Customer and will be documented on a Catalent Quotation Amendment Record (QAR).

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Quality by design (QbD) and Design of Experiments (DoE) strategies and details will be discussed and agreed with the customer based on critical process parameters and based on the critical material attributes impacting the quality of the drug products.  These costs will be quoted for separately if required, and when defined.

EXECUTION VERSION

10.1	Minimum order quantities (MOQ)

Costs for materials which exceed the ordered call off quantities are not included in the unit prices. When these materials cannot be used for following orders, Catalent would charge the surplus materials according the procurement costs plus handling fee (organization, financing, storage etc.) and either ship it back to your company at your expenses. Alternatively the option can be to have these destroyed at the abovementioned costs after issuing a formal order for this destruction activity.

Section 11.	Scheduling and deliverables
11.1	Scheduling

Catalent must receive a signed Quotation, a signed protocol, and all raw materials / intermediates / final product samples in order for this project to be scheduled.  Subsequently, a Purchase Order number (where applicable) must be received within [***] of receipt of the signed quote. Once scheduled, Customer will be notified by Catalent of the anticipated start and completion date of the project activities.

11.2	Deliverables
11.2.1	Reports and certificates of analysis

A report and/or Certificate of Analysis will be issued upon completion of each project phase/the project.

11.2.2	Communication

In order to establish a collaborative relationship between Customer and Catalent, both parties will appoint a Project Manager to serve as a point of contact to oversee progress on this project.  Upon initiation of the project, Catalent and Customer will establish a communication plan that may include conference calls, visits, and timelines.  To foster project planning, reviews/updates, and coordination meetings, Catalent will administer project team conference calls as reasonably required.

The project’s viability from a regulatory and quality systems standpoint will be assessed by Catalent and Customer in collaboration throughout the project to determine if the project should proceed to validation and commercial launch.

Section 12.	Additional project terms
12.1	Safety
12.1.1	Catalent’s responsibilities

Catalent will assess all vendor and Customer MSDS and all handling data for the samples/materials associated with this project.  If categorized as a Controlled API (CDS) and/or Category 4 or 5 and OEB 3 above, the samples/materials will require special handling precautions and will be subject to a Hazardous Material Fee for all handling and testing directly associated with the samples/materials. If applicable, this Hazardous Materials Handling Surcharge has been included in the project costs.

EXECUTION VERSION

12.1.2	Customer’s responsibilities

Customer will provide MSDS and all sample/material handling data for the samples/materials associated with this project.  If any sample/material has any special handling considerations, Customer will notify Catalent prior to the initiation of the project.

12.2	Patent challenges and litigation

Catalent reserves the right to invoice Customer for Catalent’s costs and expenses (including reasonable attorneys’ fees) associated with Catalent’s obligation to respond to third party or government subpoenas relating to Customer, this Project or the Product, including without limitation, such costs and expenses incurred with respect to disputes regarding the filing of an ANDA Paragraph IV patent challenge which involves this Project and/or Product(s) hereunder, such as Catalent’s time and materials costs of responding to subpoena (es), compiling and delivering documents, providing access to Catalent personnel for depositions, in-house and outside counsel review, and any other items related to such  Paragraph IV challenge.

12.3	Import of APIs into the European Union (EU)
12.3.1	Requirements for the import of API’s into the EU

As of 2 July 2013 EU regulation requires that any API manufactured outside of the EU, that is intended for import into the EU, must be accompanied by a "written confirmation" issued by the competent authority of the country where the API manufacturer is located.  This "written confirmation" states that:

•	Standards of good manufacturing practices (GMP) at the plant in question are at least equivalent to those of EU GMP requirements for APIs
•	That the plant is subject to regular inspections
•	That findings of non-compliance are reported to the EU authorities

A copy of the "written confirmation" must accompany each API batch or shipment.  Without this “written confirmation” API will not be allowed to enter the EU, and even when, Catalent will not be able to use this API for manufacturing of pharmaceutical products.  When the API is supplied by the Customer, it is the responsibility of the Customer to ensure that this “written confirmation” is provided with the shipment.

12.3.2	Import tax on expensive API’s

Please note that materials imported from non-EU countries, Catalent generally cross-charges any costs associated with the importation (import sales tax, customs, etc.) according to expenses, unless the materials are sent back to the country of origin in full.

12.4	Methods/Documentation
12.4.1	Catalent’s responsibilities

Catalent will review all project-related documentation and methods received from Customer associated with this project.

EXECUTION VERSION

12.4.2	Customer’s responsibilities

Customer will provide all available project-related documentation and methods to be used for this project.

12.4.3	Samples/Materials

If available, Customer will provide all samples/materials necessary to perform this project.  The samples/materials should arrive at Catalent with all proper documentation.  If samples/materials are not available, upon request from Customer, Catalent will purchase all samples/materials necessary to perform the project.  Where standard materials, such as excipients or columns are required, or needed to maintain the Project timeline, Catalent will purchase such materials.  Catalent will invoice Customer monthly at cost plus reasonable and customary acquisition and handling costs for any material purchased as described above.  Non-standard or special instrumentation or equipment required solely for this project will be invoiced to Customer following Customer’s approval.

If return shipment is requested, Customer will notify Catalent prior to the disposition of samples/materials.

All materials shipped to Catalent on wood pallets must be heat treated in accordance with IPPC-ISPM 15 International Export regulations.  Specifically, Heat Treated (HT) pallets must be marked with the IPPC logo in accordance with the International Standard.  No chemicals or chemical treatments, including Haloanisoles or brominated phenols including 2, 4, 6-tribromianisole (TBA) or 2, 4, 6-trichloroanisole (TCA), shall be applied to any wood pallets used to ship materials to Catalent.

Upon issuance of the final report or Certificate of Analysis, Catalent will issue a request for approval of destruction of any remaining clinical supply materials/samples, during which time samples/materials will be stored at Catalent for a period of 30 days.  After a 30-day period, if additional storage is required, Catalent will issue a QAR for the additional cost.

12.5	Equipment failure

Catalent is not in any manner responsible for material, scheduling or financial losses due to equipment failure (beyond the direct cost of materials contained within the respective product container).  In the event of equipment failure, every effort will be made to repair the equipment and reschedule the order in the timeliest manner.

12.6	Analytical rush

Rush services are available at the Customer request.  If rush services are agreed between Customer and Catalent, additional costs will be invoiced based on the schedule below.

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